Exhibit 10.1

November 25, 2019

Atul Varma

PERSONAL & CONFIDENTIAL

Dear Atul,

It is my pleasure to confirm to you Hamilton Lane’s offer of employment for the position of Chief Financial Officer, located in our Bala Cynwyd, PA corporate headquarters.

This offer is contingent upon your successful completion of a background check, D&O questionnaire and agreement to our standard confidentiality and non-solicitation agreement, which questionnaire and confidentiality agreement are attached to this letter.

Your salary will be $325,000 annually. Your performance will be reviewed on an annual basis.

Your supervisor will be Mario Giannini, Chief Executive Officer.

Your start date will be January 6, 2020.

Assuming you are still employed by the company, and not in a period of notice at the time bonuses are paid out, your bonus to be received in March, 2021, is targeted to be up to 200% of your base salary, prorated for the percentage of the calendar year you work, less applicable taxes. 20% of your March 2021 bonus will be comprised of restricted equity shares of the Company. For future years, assuming you meet or exceed the expectations and requirements of the role, and you are still employed by the company at the time bonuses are paid out, and not in a period of notice, you will be eligible to receive a discretionary annual bonus. The amount of which will be determined as a function of company performance and your personal performance and will be comprised of cash and restricted interests in the company. The percent of your bonus in shares will be determined by the Hamilton Lane Incorporated 2017 Equity Incentive Plan, as amended. All equity awards are granted in accordance with the Hamilton Lane Incorporated 2017 Equity Incentive Plan, as amended, and are subject to formal approval by our board of directors. Under the Hamilton Lane Incorporated Equity Incentive Plan, as amended, interests will vest 25% annually such that all of the interests will be vested after four years, assuming your continued employment with the Company, and you not being in a period of notice on each of the vesting dates.

You will be eligible to participate in Hamilton Lane Advisors L.L.C. 2019 Carried Interest Plan, through a grant of 0.5 up to 1 point, subject to board approval.

Upon acceptance of this offer of employment, you will be eligible for a sign-on payment of $50,000, less applicable taxes. The sign-on bonus will be included in your first pay and is subject to the terms and conditions of the Sign-on Bonus Repayment Agreement. The agreement states that in the event that you voluntarily resign employment from Hamilton Lane, or if your employment with Hamilton Lane is involuntarily terminated by Hamilton Lane for cause or misconduct, within the first 12 months after your start date, then you will repay to Hamilton Lane 100% of your sign-on bonus.

In addition, you will receive relocation assistance, in an amount to be determined. Such assistance is also subject to a 12 month repayment agreement.

You will be entitled to participate in our standard employee benefit programs (subject to existing waiting and eligibility periods). These currently include health, dental, life insurance, disability insurance, 401(k) retirement plan, tuition reimbursement, and flexible spending accounts.

Please note, you will be automatically enrolled in the Hamilton Lane 401(k) retirement plan, with a six percent (6%) deferral rate unless you “Opt Out” or complete the enrollment process by selecting the deferral rate of your choice within the first 3 months of employment.  Each year on April 1st, your deferral will be increased by 1% unless you turn off auto escalation or it maxes out at 10%. The investment election for automatically enrolled deferrals is in the Target Retirement Fund specific to your target retirement year. You should also be aware that once you are enrolled in the Plan you may change your investment elections or deferral percentage.

You will be eligible for 18 days of Paid Time Off (“PTO”) per calendar year. PTO accrues monthly beginning after the completion of one month of service. A maximum of 5 days of accrued and unused PTO may be carried over to the next calendar year and must be used within the first quarter of that year. You will also be eligible for 3 sick days per calendar year and 2 Volunteer Time Off days per year.

This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime time pay for hours actually worked in excess of 40 in a given workweek.

As an employee of Hamilton Lane, you have the right to terminate the employment relationship at any time and Hamilton Lane also retains the right to terminate the employment relationship at any time, with or without cause.

On your first day, you will be provided with additional employment materials for review and completion.

We look forward to working with you and are confident that you will find the environment at Hamilton Lane stimulating, challenging, and rewarding.

Please acknowledge your receipt of this letter and your acceptance of this offer under the terms outlined above by signing a copy of this letter and returning it to me.

Sincerely,

/s/ Alice Lindenauer

Alice Lindenauer, Global Human Resources

Acknowledged and accepted:	/s/ Atul Varma	/	December 2, 2019
	Atul Varma		Date